Exhibit 10.1

Purchase Agreement

between

BBHC, Inc.

and

Taronis Fuels, Inc.

dated as of

August 19, 2020

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of August 19, 2020 (“Effective Date”), is entered into between BBHC, Inc., a Delaware corporation, f/k/a Taronis Technologies, Inc. f/k/a MagneGas Applied Technology Solutions, Inc. f/k/a MagneGas Corporation (“Seller”) and Taronis Fuels, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes each referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, it is the intent of this Agreement is to effect the sale and transfer of all of the Intellectual Property (as defined herein) from the Seller to the Buyer;

WHEREAS, the whole Intellectual Property portfolio of the Seller is held partially in the name of the Seller, which is described herein as the “Transferred Intellectual Property”, and partially in the Company (as defined herein), which is described herein as the “Company Intellectual Property”, and therefore this Agreement includes the sale of the Membership Interests (as defined herein) by Seller to convey to Buyer those Intellectual Property interests held by the Company and the direct sale of the balance of the Intellectual Property held by the Seller to the Buyer;

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) in MagneGas IP, LLC, a Delaware limited liability company (the “Company”), and the Company owns all of the Company Intellectual Property;

WHEREAS, the Company is solely a holding company for the Company Intellectual Property and, therefore, the Company has no business operations, employees, liabilities, cash, or assets, other than the Company Intellectual Property;

WHEREAS, Seller owns the Transferred Intellectual Property;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions as set forth herein;

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Transferred Intellectual Property, subject to the terms and conditions set forth herein; and

WHEREAS, effective as of the Closing (as defined herein), Parties desire to terminate that certain Amended and Restated License Agreement, dated July 16, 2019, between Seller, Buyer, and the Company (the “IP License Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CONSIDERATION; CLOSING

Section 1.01. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall (a) sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02, and (b) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of Seller’s right, title and interest in and to the Transferred Intellectual Property, free and clear of any Encumbrances, for the consideration specified in Section 1.02. The purchase of the Membership Interests and Transferred Intellectual Property shall be referred to herein as the “Purchased Interests”.

Section 1.02. Purchase Price, Payments and Contingent Payments. The purchase price for the Purchased Interests shall be $1,250,000 (the “Purchase Price”). The Buyer shall pay to the Seller the following:

(a) $1,000,000 of the Purchase Price will be paid at Closing in the form of the Buyer’s restricted common stock, par value $0.000001 per share (“Stock Consideration”). The Stock Consideration will be valued as of the fair market value on August 19, 2020 as reported by OTCQB;

(b) $250,000 of the Purchase Price will be credited to Buyer for assuming at Closing up to $250,000 of the Seller’s aged accounts payable due to third party service providers (the “Assumed Accounts Payable”); and

(c) in addition to the Purchase Price, for a period to last five (5) years from the Effective Date of this Agreement (“Payment Period”), the Buyer will make ongoing Contingent Payments (as defined herein) equal to Seven Percent (7%) of all gross cash receipts received by the Buyer which are derived from the purchased Company Intellectual Property and/or Transferred Intellectual Property (“Contingent Payments”); provided however, that if for any reason Buyer assumes or pays any liabilities or accounts payable of Seller after the Closing in excess of the Assumed Accounts Payable (the “Excess Payments”), Buyer shall be entitled to deduct the Excess Payments from any Contingent Payments due to Seller during the Payment Period.

The Parties intend that the Purchase Price and Contingent Payments over the Payment Period shall provide for total compensation to Seller equal to the net present value of the Company Intellectual Property and Transferred Intellectual Property as of the Effective Date, based upon independent third party valuations.

Section 1.03. Reports and Audits.

(a) Sales Reports. Within thirty (30) calendar days after each fiscal quarter, Buyer will deliver to Seller a true and accurate report, certified by an officer of Buyer, giving such particulars of the business conducted by Buyer and its affiliates (including copies of reports provided by affiliates to Buyer) during such fiscal quarter as necessary for Seller to account for Buyer’s Contingent Payments, hereunder, even if no payments are due. Receipt or acceptance by Seller of any report or of any sums paid by Buyer, will not preclude Seller from questioning or auditing the completeness or accuracy of such statement or payment at any time. Seller reserves the right to waive the obligation of Buyer to produce the contemplated report(s) in its sole discretion. Buyer will include the following information in the report:

(i) The period covered by the report;

(ii) The name of any affiliates whose activities are also covered by the report;

(iii) Identification of each type of good or service for which any Contingent Payments have become payable;

(iv) Sales segregated on a product-by-product, and a country-by-country basis, or an affirmative statement that no sales were made;

(v) Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

(b) Records. Buyer will keep, and will cause its affiliates to keep, complete and accurate records of their sales and other information reasonably requested by Seller in sufficient detail to enable the payments made under this Agreement to be determined and audited for a period of three (3) years after the Payment Period. Buyer will timely provide to Seller any tax information and documents (such as form 1099) as required by law or reasonably requested by Seller from time to time.

(c) Audit Rights. Buyer will make its (and its applicable affiliates’) internal control report, and all other documents, reports and the books of account available to Seller with respect to the production and sales of products for inspection, copying and audit by Seller, its agents and representatives, during normal business hours, upon not less than five (5) business days advance notice, which will be made by Seller at its own expense, except as provided below. Buyer will make available qualified employees and agents to promptly answer questions pertaining to such audit. If any amounts owed to Seller have been underpaid, then Buyer will immediately pay Seller the amount of such underpayment. If an audit reveals that Buyer’s reporting and/or record keeping are not in accordance with the requirements under this Agreement, or that there is an error in the payment of any Contingent Payments with respect to the period being audited in excess of the lesser of ten thousand dollars ($10,000) or five percent (5%) of the Contingent Payments, then without prejudice to any other amounts due to Seller or to any of its rights hereunder, all costs and expenses incurred by Seller in connection with such inspection and audit will be borne and promptly paid by Buyer.

Section 1.04. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) by the remote exchange of documents and signatures through the Parties’ duly authorized representatives. At the Closing, each Party shall deliver all documents, instruments, certificates, payments, and other items as may be required under this Agreement.

Section 1.05. Allocation of Purchase Price. For purposes of this Agreement, the Purchase Price shall be, and is accepted as, the fair market value of the Membership Interests and the Transferred Intellectual Property (as of the Closing Date), as determined by mutual agreement amongst the Parties.

Section 1.06. Seller’s Obligations at Closing. At the Closing, Seller shall deliver to Buyer (a) the items referenced in Section 4.01 of this Agreement and (b) all other instruments and documents, in form and substance reasonably satisfactory to Buyer, which are reasonably necessary to fulfill the obligations of Seller under, and give effect to the transactions contemplated by, this Agreement which are required to be fulfilled on or prior to the Closing.

Section 1.07. Buyer’s Obligations at Closing. At the Closing, Buyer shall deliver to Seller (a) the items referenced in Section 4.02 of this Agreement and (b) all other instruments and documents, in form and substance reasonably satisfactory to Seller, which are reasonably necessary to fulfill the obligations of Buyer under, and give effect to the transactions contemplated by, this Agreement which are required to be fulfilled on or prior to the Closing.

Section 1.08. Transfer Taxes. Seller shall pay, and shall reimburse Buyer for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

Section 1.09. Withholding Taxes. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.10. Assumed Accounts Payable. At Closing, Buyer agrees to assume all liabilities and obligations in and to the Assumed Accounts Payable.

Section 1.11. Third Party Consents. To the extent that Seller’s rights under any of the Company’s assets or the Transferred Intellectual Property may not be assigned to Buyer without the consent of another third-party which has not been obtained at or prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the assets in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 1.12. IP License Agreement Termination. Effective as of the Closing, the Parties agree that the IP License Agreement shall be terminated and have no further force or effect. The IP License Agreement shall be terminated automatically at the Closing without any further action of the Parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof.

Section 2.01. Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 2.02. Organization and Authority of Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it.

Section 2.03. Capitalization.

(a) Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable laws. The Membership Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 2.04. No Subsidiaries. The Company does not own, or have any interest or shares or have an ownership interest in, any other entity.

Section 2.05. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Seller or the Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Company; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller or the Company is a party; (d) result in any violation, conflict with or constitute a default under the Company’s organizational documents or the organizational documents of the Company; or (e) result in the creation or imposition of any Encumbrance on the Membership Interests or the Transferred Intellectual property. No consent, approval, waiver or authorization is required to be obtained by Seller or the Company from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 2.06. Holding Company; No Undisclosed Liabilities. The Company is solely a holding company for the Company Intellectual Property. The Company has no business operations, employees, cash, or assets, other than the Company Intellectual Property, and is not qualified to do business or conducting business in any jurisdiction. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”).

Section 2.07. Title to Assets; Condition and Sufficiency of Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in, all personal property, the Company Intellectual Property and any other assets owned by it. All such assets are free and clear of Encumbrances and are in good operating condition and repair, adequate for the uses to which they are being put, and none of the assets are in need of maintenance or repairs except for ordinary routine maintenance or repairs that are not material in nature or cost. The Company has no liabilities with respect to its assets.

(b) Seller owns and has good, valid, and marketable title to the Transferred Intellectual Property, and the Transferred Intellectual Property will be transferred by Seller to Buyer free and clear of any and all Encumbrances and/or any other burdens or claims of third-parties of any type or nature. Seller has no Liabilities with respect to the Transferred Intellectual Property.

Section 2.08. Condition of Transferred Assets; Absence of Changes. All of the Company’s assets are in good condition and repair (ordinary wear and tear excepted) and workable, usable and adequate for the uses to which they have been put by the Company. In the past one hundred and twenty (120) days, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the value of the Company’s assets or the Transferred Intellectual Property.

Section 2.09. Intellectual Property.

(a) Section 2.09(a) of the disclosure schedules contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company; and (iv) to Seller’s knowledge, all other Company Intellectual Property used or owned by the Company. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b) Section 2.09(b) of the disclosure schedules contains a correct, current, and complete list of all (i) Seller IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Transferred Intellectual Property; (iii) all proprietary software of the Seller; and (iv) all other Transferred Intellectual Property used in Seller’s business as currently conducted. All required filings and fees related to the Seller IP Registrations have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and all Seller IP Registrations are otherwise in good standing

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property currently used by the Company, in each case, free and clear of Encumbrances. The Seller is the sole and exclusive legal and beneficial, and with respect to the Seller IP Registrations, record, owner of all right, title and interest in and to the Transferred Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Seller’s business as currently conducted, in each case, free and clear of Encumbrances

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s right to own or use any Company Intellectual Property or Seller’s right to own or use any Transferred Intellectual Property.

(d) All of the Company Intellectual Property and Transferred Intellectual Property is valid and enforceable, and all Company IP Registrations and Seller IP Registrations are subsisting and in full force and effect. The Company and Seller have taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Transferred Intellectual Property, respectively, and to preserve the confidentiality of all trade secrets included in the Company Intellectual Property and Transferred Intellectual Property, including by requiring all persons having access thereto to execute binding, written non-disclosure agreements.

(e) The conduct of the Seller’s business as currently and formerly conducted, the conduct and actions of the Company, and the products, processes and services of the Company and Seller, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any person. No person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Transferred Intellectual Property.

(f) There are no actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company or Seller of the Intellectual Property of any person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or Transferred Intellectual Property; or (iii) by the Company, Seller, or any other person alleging any infringement, misappropriation or other violation by any person of the Company Intellectual Property or Transferred Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such action. Neither the Company nor Seller is subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Transferred Intellectual Property.

(g) The following terms used in this Section 2.07 and elsewhere in this Agreement have the meanings specified in this Subsection (g):

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any governmental authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

“Seller IP Registrations” means all Transferred Intellectual Property that is subject to any issuance, registration or application by, to or with any governmental authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Transferred Intellectual Property” means all Intellectual Property that is owned by the Seller.

Section 2.10. Contracts. All contracts to which the Company is a party (the “Contracts”) are valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate any Contract. No event or circumstance has occurred that would constitute an event of default under any Contract or result in a complete termination thereof. There are no disputes pending or threatened under any Contract.

Section 2.11. Licenses and Permits. The Company has all licenses and permits required for the ownership and use of its assets as presently constituted. Seller has all licenses and permits required for the ownership and use the Transferred Intellectual Property, and if necessary, all such licenses and permits will be duly and validly transferred to Buyer at Closing.

Section 2.12. Legal Proceedings. There are no actions pending or (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action. There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 2.13. Compliance With Laws; Permits. The Company has complied, and is now complying, with all laws applicable to it or its properties or assets. All permits required for the Company to hold its assets have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such permit.

Section 2.14. Limited Liability Company Agreement. Buyer has been previously provided a copy of the Limited Liability Company Agreement of the Company, which agreement is in full force and effect and is the only agreement in effect with respect to the matters described therein.

Section 2.15. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.16. Non-Foreign Status. Seller is not a foreign person as such term is used in Section 1446(f) of the Internal Revenue Code of 1986, as amended (“Code”) or Treasury Regulations Section 1.1445-2.

Section 2.17. Taxes. (a) all tax returns (including information returns) required to be filed on or before the Closing Date by the Company have been timely filed, (b) all such tax returns are true, complete and correct in all respects, (c) all taxes due and owing by the Company (whether or not shown on any tax return) have been timely paid, (d) all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid, and (e) there are no pending or threatened actions by any taxing authority.

Section 2.18. Books and Records. The books and records of account of the Company have been appropriately maintained by the Company in compliance with generally accepted practices and principles of accounting through the Closing Date.

Section 2.19. Stock Consideration. Seller is acquiring the Stock Consideration solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller acknowledges that the Stock Consideration is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Stock Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 2.20. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the disclosure schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01. Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer.

Section 3.03. Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.05. Legal Proceedings. There is no action pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

ARTICLE IV

CLOSING DELIVERIES

Section 4.01. Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer the following:

(a) A Membership Interest Assignment and Assumption Agreement, in the form attached hereto as Exhibit A, duly executed by the Seller;

(b) An Amended and Restated Limited Liability Company Agreement of the Company, reflecting Buyer as the sole member and holder of all of the issued and outstanding Membership Interests, duly executed by the Company and, if required, the manager of the Company;

(d) a Bill of Sale for the Transferred Intellectual Property, substantially in the form attached hereto as Exhibit C, duly executed by Seller;

(e) an Intellectual Property Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit C, duly executed by Seller; and

(f) Any third-party consents required to transfer any of the Company’s assets or the Transferred Intellectual Property to Buyer.

Section 4.02. Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) Book Entry certificates or other evidence reflecting the issuance to Seller of the Stock Consideration;

(b) A Membership Interest Assignment and Assumption Agreement, in the form attached hereto as Exhibit A, duly executed by the Buyer;

(c) An Amended and Restated Limited Liability Company Agreement of the Company, reflecting Buyer as the sole member and holder of all of the issued and outstanding Membership Interests, duly executed by the Buyer;

(d) a Bill of Sale for the Transferred Intellectual Property, substantially in the form attached hereto as Exhibit B, duly executed by Buyer; and

(e) an Intellectual Property Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit C, duly executed by Buyer.

ARTICLE V

COVENANTS

Section 5.01. Confidentiality. From and after the Closing, Seller shall, and shall cause its affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Intellectual Property, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its affiliates or their respective Representatives are compelled to disclose any information by governmental order or law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.02. Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other documents and agreements to be delivered herewith. It is the express intent of the Parties that Buyer receive the entire Intellectual Property portfolio of Seller, which includes the Company Intellectual Property and Transferred Intellectual Property. Therefore, following the Closing, Seller agrees to take any and all action to effect the conveyance to Buyer or its designated assignee all of the Company Intellectual Property and Transferred Intellectual Property, whether or not listed or accurately described on Schedule 2.09(a) or Schedule 2.09(b), in the event there is any issue conveying such Intellectual Property to Buyer or its designated assignee including, but not limited to, correcting or updating all filings with the United States Patent and Trademark Office (or any similar foreign office), correcting any flawed assignments (regardless of when such assignment occurred), and correcting any other defects in title or the chain of title. Seller hereby grants to Buyer an irrevocable power of attorney to take any and all action to effect the conveyance of the Company Intellectual Property and the Transferred Intellectual Property to Buyer.

ARTICLE VI

TAX MATTERS

Section 6.01. Tax Covenants.

(a) Without the prior written consent of Buyer, Seller shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any tax resulting from any action of Seller, the Company, its affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer against any such tax or reduction of any tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all tax returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such tax return shall be prepared in a manner consistent with past practice (unless otherwise required by law) and without a change of any election or any accounting method. The preparation and filing of any tax return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02. Tax Indemnification. Seller shall indemnify the Company, Buyer, and each of Buyer’s affiliates and hold them harmless from and against (a) any loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 2.19; (b) any loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.02 within ten (10) business days after payment of such taxes by Buyer or the Company.

Section 6.03. Straddle Period. In the case of taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such taxes that are treated as taxes incurred prior to the Closing Date (and thus the obligation of Seller to pay) for purposes of this Agreement shall be:

(a) in the case of taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other taxes, deemed to be the amount of such taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04. Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return pursuant to this Article VI or in connection with any audit or other proceeding in respect of taxes of the Company.

Section 6.05. Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the Parties for tax purposes, unless otherwise required by law.

Section 6.06. Overlap. To the extent that any obligation or responsibility pursuant to Article VII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.07. Definitions. The following terms used in this Article VI and elsewhere in this Agreement have the meanings specified in this Section 6.7:

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

ARTICLE VII

INDEMNIFICATION

Section 7.01. Survival of Representations and Covenants. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing, subject to any applicable statutes of limitation.

Section 7.02. Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against:

(a) all losses, liabilities, damages, fees, deficiencies, actions, judgments, interest, awards, penalties, fines costs, or other expenses of whatever kind, including reasonable attorneys’ fees (a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c) the amount of any imputed underpayment (as described in Section 6225 of the Internal Revenue Code) imposed on the Company and allocable to the Seller or attributable to the Membership Interests during taxable years, or portions thereof, when the Seller owned the Membership Interests (the “Seller Ownership Period”), or any other income tax assessment imposed on the Company under any similar provision of state or local law and allocable to the Seller or attributable to the Membership Interests during the Seller Ownership Period.

Section 7.03. Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 7.04. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a person or entity who is not a Party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including, but not limited to, settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the U.S. prime rate then in effect. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 7.06. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 7.07. Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 7.08. Cumulative Remedies. The rights and remedies provided in this Article VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

Dispute Resolution

8.01. Mediation; Selection of a Mediator. In the event of any dispute between any Parties to this Agreement that the Parties cannot themselves timely resolve to their mutual satisfaction, such dispute shall first be submitted to mediation. Mediation proceedings shall take place in Peoria, Arizona by a duly qualified neutral attorney experienced in mediation or other professional mediator chosen by the Parties if the Parties can so agree upon selection of the mediator within ten (10) days of either Party sending written notice to the other Party requesting the mediation of the dispute. In the event that the Parties cannot timely agree upon selection of the mediator, then the Parties shall request a list of seven (7) mediators versed in the area of law that is the subject of the claim. The Parties shall select the single mediator from said list, by agreement if possible, and in the absence of an agreement within ten (10) days of receipt of said list, the mediator shall be selected from said list by each Party, in turn, striking a name from said list until only a single name remains, who shall serve as the sole mediator.

8.02. Mediation Proceedings; Unresolved Disputes. The mediation shall take place not later than thirty (30) days after selection of the mediator; during which, with the assistance and counseling of said mediator, the Parties shall, in good faith, attempt to resolve their dispute. The Parties to the mediation shall be required to maintain the confidential nature of said proceedings. Any remaining unresolved disputes or issues following completion of said mediation proceedings shall be set forth in writing and moved to the state courts for Maricopa County, Arizona. Each Party to the mediation shall be responsible for their own costs and expenses. The costs of the mediation proceedings itself, and the fees and costs of the mediator, shall be shared equally by the Parties to the dispute.

8.03. Attorney’s Fees. In the event of any dispute regarding the interpretation or enforcement of this Agreement that was not settled by mediation, the prevailing Party in such dispute shall be entitled to recover its reasonable attorney fees and costs and expenses, including, but not limited to, court costs, and specifically including with the definition of “costs” all reasonable charges, expenses, consultant fees, and expert witness fees, and attorney fees that the prevailing Party may incur in such dispute. Notwithstanding any other terms and provisions in this Agreement to the contrary, an award of damages to a party under this Agreement shall be limited exclusively to actual and direct damages, and shall not include any non-direct damages such as and including indirect, consequential, incidental, punitive and/or special damages; and each party, to the extent permitted by law, knowingly, voluntarily and intentionally waives its right to a trial by jury in any action or proceeding under any theory of liability arising out of or in any way connected with this Agreement or the transactions it contemplates.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 9.02. Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 9.03. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to Seller:	BBHC, Inc.
Attn: Legal Department
24980 N. 83rd Avenue, Ste. 100
Peoria, Arizona 85383
	Email:	notices@taronistech.com

If to Buyer:	Taronis Fuels, Inc.
Attn: Legal Department
24980 N. 83rd Avenue, Ste. 100
Peoria, Arizona 85383
	Email:	notices@taronisfuels.com

Section 9.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06. Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the exhibits and disclosure schedules (other than an exception expressly set forth as such in the disclosure schedules), the statements in the body of this Agreement will control.

Section 9.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08. No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09. Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 9.10. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 9.12. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Arizona in each case located in the city of Peoria and county of Maricopa, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.13. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.14. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 9.15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:		Buyer:

BBHC, Inc.		Taronis Fuels, Inc.

/s/ Tyler B. Wilson		/s/ Scott Mahoney
Name:	Tyler B. Wilson	Name:	Scott Mahoney
Title:	Authorized Signatory	Title:	Authorized Signatory

List of Schedules and Exhibits

“Schedule 2.09(a)”……Company Intellectual Property

“Schedule 2.09(b)”……Transferred Intellectual Property

“Exhibit A”……………Form of Membership Interest Assignment and Assumption Agreement

“Exhibit B”……………Form of Bill of Sale

“Exhibit C”……………Form of Intellectual Property Assignment and Assumption Agreement

Schedule 2.09(a)

Company Intellectual Property

Issued patents and pending applications
Serial Number	Date of Filing	Publication Number	Patent Number	Patent or Patent Application Title
09/372,277	8/11/1999		6,183,604	DURABLE AND EFFICIENT EQUIPMENT FOR THE PRODUCTION OF A COMBUSTIBLE AND NON- POLLUTANT GAS FROM UNDERWATER ARCS AND METHOD THEREFOR
09/970,405	10/03/2001	2003/0133855	6,663,752	CLEAN BURNING LIQUID FUEL PRODUCED VIA A SELF- SUSTAINING PROCESSING OF LIQUID FEEDSTOCK
09/896,422	6/29/2001	2002/0004022	6,673,322	APPARATUS FOR MAKING A NOVEL, HIGHLY EFFICIENT, NONPOLLUTANT, OXYGEN RICH AND COST COMPETITIVE COMBUSTIBLE GAS AND ASSOCIATED METHOD
15/676,304	8/14/2017	2012/0000787	10,537,902	RECLAMATION OF METALS FROM A FLUID

Schedule 2.09(b)

Transferred Intellectual Property

Patents

Issued patents and pending applications
Serial Number	Date of Filing	Publication Number	Patent Number	Patent or Patent Application Title
10/008,813	12/07/2001	2003/0106787	6,926,872	APPARATUS AND METHOD FOR PRODUCING A CLEAN BURNING COMBUSTIBLE GAS WITH LONG LIFE ELECTRODES AND MULTIPLE PLASMA-ARC-FLOWS
10/020,091	12/14/2001	2003/0113597	6,972,118	APPARATUS AND METHOD FOR PROCESSING HYDROGEN, OXYGEN AND OTHER GASES
12/828,905	07/01/2010	2012/0000787	8,236,150	PLASMA-ARC-THROUGH APPARATUS AND PROCESS FOR SUBMERGED ELECTRIC ARCS
61/898,839	11/01/2013	N/A	N/A	APPARATUS FOR FLOW- THROUGH OF ELECTRIC ARCS
14/244,229	04/03/2014	2014/0299463	9,700,870	METHOD AND APPARATUS FOR THE INDUSTRIAL PRODUCTION OF NEW HYDROGEN-RICH FUELS
61/988,973	05/06/2014	N/A	N/A	RECLAMATION OF METALS FROM A FLUID

Issued patents and pending applications
Serial Number	Date of Filing	Publication Number	Patent Number	Patent or Patent Application Title
14/288,807	05/28/2014	N/A	9,433,916	PLASMA-ARC-THROUGH APPARATUS AND PROCESS FOR SUBMERGED ELECTRIC ARCS WITH VENTING
14/529,723	10/31/2014	2015/0122632	N/A	APPARATUS FOR FLOW- THROUGH OF ELECTRIC ARCS
14/703,246	5/04/2015	N/A	9,764,335	RECLAMATION OF METALS FROM A FLUID
62/269,232	12/18/2015	N/A	N/A	INCINERATION OF BIO-HAZARD MATERIAL
62/269,242	12/18/2015	N/A	N/A	STERILIZATION OF FLUIDS USING ELECTRIC ARC
15/230,537	8/08/2016	US 2016- 0340790 A1	10,100,416	PLASMA-ARC-THROUGH APPARATUS AND PROCESS FOR SUBMERGED ELECTRIC ARCS WITH VENTING
62/403,781	10/4/2016	-	-	APPARATUS FOR FLOW- THROUGH OF ELECTRIC ARCS
15/380,689	12/15/2016	US 2017- 0176001 A1	-	INCINERATION OF BIO-HAZARD MATERIAL

Issued patents and pending applications
Serial Number	Date of Filing	Publication Number	Patent Number	Patent or Patent Application Title
15/612,457	6/02/2017	US 2017- 0321130 A1	10,100,262	METHOD AND APPARATUS FOR THE INDUSTRIAL PRODUCTION OF NEW HYDROGEN-RICH FUELS
62/542,689	8/08/2017	-	-	SYSTEM, METHOD, AND APPARATUS FOR GASIFICATION OF A SOLID OR LIQUID
15/676,304	8/14/2017	US 2017- 0361334 A1	-	RECLAMATION OF METALS FROM A FLUID
15/720,816	9/29/2017	US 2018- 0093248 A1	-	APPARATUS FOR FLOW- THROUGH OF ELECTRIC ARCS
16/052,759	8/02/2018	-	-	SYSTEM, METHOD, AND APPARATUS FOR GASIFICATION OF A SOLID OR LIQUID
11/474,687	6/26/2006		7,780,924	PLASMA-ARC-FLOW APPARATUS FOR SUBMERGED LONG LASTING ELECTRIC ARCS OPERATING UNDER HIGH POWER, PRESSURE AND TEMPERATURE CONDITIONS TO PRODUCE A COMBUSTIBLE GAS
14/529,723	10/31/2014	2012/0000787	10,189,002	APPARATUS FOR FLOW-THROUGH OF ELECTRIC ARCS

Trademarks

Registered trademark and pending application
Serial Number	Date of Filing	Date of Registration	Registration Number	Word Mark
78039484	12/15/2000	02/10/2004	2812824	MAGNEGAS

86454770	11/14/2014	05/03/2016	4952283	VENTURI

86642367	05/27/2015	03/07/2017	5156799	MAGNEGAS 2

86816532	11/11/2015	03/07/2017	5157232	MAGNETOTE

TBD	TBD	TBD	TBD	VENTURI PLASMA ARC FLOW

Exhibit A

Form of Membership Interest Assignment and Assumption Agreement

Membership Interest Assignment and Assumption Agreement

This Membership Interest Assignment and Assumption Agreement (the “Agreement”), effective as of August 19, 2020 (the “Effective Date”), is by and between BBHC, Inc., a Delaware corporation (“Seller”), and Taronis Fuels, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) in MagneGas IP, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller and Buyer have entered into a certain Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of any Encumbrances (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, of which this Exhibit forms a part, Seller has agreed to execute and deliver this Agreement to document the conveyance, transfer, and assignment of the Membership Interests to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2. Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller’s right, title and interest in and to the Membership Interests, free and clear of any and all Encumbrances. Buyer hereby accepts such assignment and assumes all of Seller’s duties and obligations under the Membership Interests. Contemporaneously with the assignment in the foregoing sentence, Seller hereby agrees to withdraw from the Company as its sole member and, simultaneous with such withdrawal, Buyer shall take Seller’s place and become the sole member of the Company holding all of the Membership Interests thereof.

3. Effect of Assignment. Seller and Buyer agree that the assignment of the Membership Interests from Seller to Buyer, the withdrawal of Seller as the sole member of the Company, and the admission of Buyer as the sole member of the Company shall not dissolve the Company and that the business of the Company shall continue.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

6. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale to be effective as of the date first above written.

Seller:		Buyer:

BBHC, Inc.		Taronis Fuels, Inc.

Exhibit Copy – Do Not Sign.		Exhibit Copy – Do Not Sign.

Name:	Tyler B. Wilson	Name:	Scott Mahoney
Title:	Authorized Signatory	Title:	Authorized Signatory

Exhibit B

Form of Bill of Sale

Bill of Sale

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BBHC, Inc. a Delaware corporation (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Taronis Fuels, Inc., a Delaware corporation (“Buyer”), all of its right, title and interest in and to the Transferred Intellectual Property, as such term is defined in the Purchase Agreement, dated as of August 19, 2020 (the “Purchase Agreement”), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed and transferred by this Bill of Sale.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale to be effective as of the date first above written.

Seller:		Buyer:

BBHC, Inc.		Taronis Fuels, Inc.

Exhibit Copy – Do Not Sign.		Exhibit Copy – Do Not Sign.

Name:	Tyler B. Wilson	Name:	Scott Mahoney
Title:	Authorized Signatory	Title:	Authorized Signatory

Exhibit C

Form of Intellectual Property Assignment and Assumption Agreement

Intellectual Property Assignment and Assumption Agreement

This Intellectual Property Assignment and Assumption Agreement (the “Agreement”), effective as of August 19, 2020 (the “Effective Date”), is by and between BBHC, Inc., a Delaware corporation (“Seller”) and Taronis Fuels, Inc., a Delaware corporation (“Buyer”), in reference to the Purchase Agreement dated and effective on August 19, 2020 between Buyer and Seller (the “Purchase Agreement”), pursuant to which this Agreement is an Exhibit.

WHEREAS, Seller and Buyer have entered into the Purchase Agreement, pursuant to which, among other things, Seller has conveyed, transferred, and assigned to Buyer the Transferred Intellectual Property (as defined in the Purchase Agreement), and Buyer has agreed to accept the Transferred Intellectual Property; and

WHEREAS, Seller has agreed to execute and deliver this Agreement to document the conveyance, transfer, and assignment of the Transferred Intellectual Property and for recording, if necessary, with the appropriate intellectual property entities or agencies in any applicable jurisdictions, including, but not limited to, the United States Patent and Trademark Office.

NOW, THEREFORE, the parties agree as follows:

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers, and assigns to Buyer, and Buyer hereby accepts, all of Sellers right, title, and interest in and to the Transferred Intellectual Property, including all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world, any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Seller hereby authorizes the Commissioner for Patents, the Commissioner for Trademarks, and officials of any entities or agencies in any applicable jurisdictions to record and register this Agreement upon request by Buyer. Following the date hereof, Seller shall take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Transferred Intellectual Property to Buyer, or any assignee or successor thereto.

3. Terms of the Asset Purchase Agreement. The parties hereto acknowledge and agree that this Agreement is entered into pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Buyer with respect to the Transferred Intellectual Property. The representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This Agreement and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Seller:		Buyer:

BBHC, Inc.		Taronis Fuels, Inc.

Exhibit Copy – Do Not Sign.		Exhibit Copy – Do Not Sign.

Name:	Tyler B. Wilson	Name:	Scott Mahoney
Title:	Authorized Signatory	Title:	Authorized Signatory